UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 4, 2008 (December 19, 2007)

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On December 19, 2007, Eqbal Al Yousuf was elected to our Board of Directors.

Mr. Al Yousuf is the President of Dubai's Al-Yousuf Group and Al Yousuf LLC.  He has held this position since 2005. Prior to this Mr. Al Yousuf has held the senior management positions of Vice Chairman and CEO of Dubai's Al-Yousuf Group and Al Yousuf LLC from 2001 to 2005.

All directors of ZAP receive $500 and a grant of $500 of common stock for attendance at each Board meeting and each committee meeting. Directors are also reimbursed for reasonable out-of-pocket travel and other expenses incurred in attending Board and/or committee meetings.

On November 5, 2007, Al Yousuf LLC, of which Mr. Al Yousuf is the president, purchased 5,813,954 shares of our common stock and a three-year warrant to purchase 1,744,186 shares of our common stock at an exercise price of $1.25 per share from us for US $5,000,000 in a private placement.  We reported that transaction in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13,2007.

Mr. Al Yousuf was elected to our Board pursuant to the side letter agreement dated November 5, 2007 made in connection with the November 5, 2007 stock purchase by Al Yousuf LLC among Al Yousuf LLC, ourselves and Steven Schneider, our Chief Executive Officer.  The side letter agreement provides, among other things, that Al Yousuf LLC has the right to designate one member for ZAP’s Board, that we shall take or cause to be taken all action permissible in accordance with applicable law and within our power to elect that designee to our Board and that Mr. Schneider shall vote his shares of our common stock to elect that designee to our Board.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

10.1	Regulation S Securities Purchase Agreement, dated November 5, 2007*

10.2	Common Stock Purchase Warrant, dated November 5, 2007*

10.3	Side Letter Agreement, dated November 5, 2007*

* - incorporated by reference from our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2007 as Exhibits 10.1, 10.2 and 10.3, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: January 4, 2008	By: /s/ Steven M. Schneider Steven M. Schneider
Chief Executive Officer